SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 17, 2005


                            EAGLE BULK SHIPPING INC.
           (Exact name of each Registrant as specified in its Charter)



        Marshall Islands                 000-51366             98-0453513
(State or other jurisdiction of   (Commission File Number) (IRS employer
incorporation or organization)                             identification no.)

           29 Broadway                                           10006
       New York, New York                                    (Zip Code)

 (Address of principal executive
            offices)


(Registrant's telephone number, including area code): (212) 785-2500

Item 7.01.        Regulation FD

On November 17, 2005, the Registrant issued a press release announcing that the underwriters of its follow-on offering completed on November 2, 2005 exercised in full the over-allotment option granted to the underwriters by the Company and the Company's principal stockholder, Eagle Ventures LLC. A copy of the press release is attached hereto as Exhibit 99.1.

                                                                Exhibit 99.1



      Eagle Bulk Shipping, Inc. Announces Exercise of Over-Allotment Option

New York, New York, November 17, 2005 - Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced that the underwriters of its follow-on offering of 5,500,000 common shares completed on November 2, 2005 exercised in full the over-allotment option granted to the underwriters by the Company and the Company's principal stockholder, Eagle Ventures LLC. As a result of the over-allotment exercise, the Company will sell 500,000 shares of its common stock and Eagle Ventures LLC will sell 325,000 shares of the Company's common stock at $14.50 per share. The Company will not receive any of the proceeds from the sale of shares by Eagle Ventures LLC.

The Company's follow-on offering was managed by UBS Investment Bank LLC and Bear, Stearns & Co., Inc. acting as joint bookrunning managers.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City that owns and operates Handymax dry bulk vessels, which are dry bulk vessels that range in size from 35,000 to 60,000 deadweight tons, or dwt, and that transports major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. The Company currently owns and operates 12 Handymax dry bulk vessels and has agreed to purchase one additional Handymax dry bulk vessel.

Investor Contact                                        Media Contact
Alan Ginsberg                                           Jon Morgan
Chief Financial Officer                                 Kekst & Company
212-785-2500                                            212-521-4800

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


November 17, 2005
                            EAGLE BULK SHIPPING INC.


                          By: /s/ Sophocles N. Zoullas
                              --------------------------------
                                  Sophocles N. Zoullas
                                  Chief Executive Officer and President


25083.0001 #619547